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                                                                 EXHIBIT (e)(10)

                      AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This Amendment No. 1 (this "Amendment") to the Rights Agreement (the "Rights Agreement") dated as of May 14, 1999 between Quest Education Corporation, a Delaware corporation (the "Company"), and First Union National Bank, a national banking association, as rights agent (the "Rights Agent"), is made as of June 26, 2000 between the Company and the Rights Agent.

     WHEREAS, the Board of Directors of the Company (the "Board") has authorized the execution and delivery by the Company of an Agreement and Plan of Merger, dated as of June 26, 2000, by and among the Company, Kaplan, Inc., a Delaware corporation ("Parent") and Odyssey Acquisition Corp., a Delaware corporation ("Purchaser");

     WHEREAS, in connection therewith, the Board has determined in good faith that certain amendments set forth below to the Rights Agreement are necessary and desirable and, pursuant to Section 26 of the Rights Agreement, has duly authorized, by a unanimous vote, such amendments to the Rights Agreement; and

     WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

     NOW THEREFORE, the parties hereby agree as follows:

     1.  Certain Definitions.  For purposes of this Amendment, terms which are
         -------------------
capitalized but not defined herein and which are defined in the Rights Agreement shall have the meanings ascribed to them in the Rights Agreement.

     2.  Amendment to Section 1 of Rights Agreement. Section 1 of the Rights
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Agreement is hereby amended to add the following definitions:

     (i) "Merger" shall mean the merger of Purchaser with and into the Company pursuant to the Merger Agreement.

     (ii) "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of June 26, 2000, by and among Purchaser, Parent and the Company, as the same may be amended from time to time in accordance with its terms.

     (iii) "Purchaser" shall mean Odyssey Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent.

     (iv)    "Parent" shall mean Kaplan, Inc., a Delaware corporation.
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     3.  Addition of Section 36 of the Rights Agreement. The Rights Agreement
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is hereby amended to add thereto Section 36, which provides as follows:

     Section 36.  The Merger Agreement.
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          (a)  Notwithstanding anything in this Agreement to the contrary, prior to a Termination Event, no Distribution Date or Stock Acquisition Date shall be deemed to have occurred, neither Purchaser, Parent nor any of their Affiliates or Associates shall be deemed to have become an Acquiring Person, and no Section 11(a)(ii) Event or Section 13 Event shall have occurred, in each case by reason of execution or delivery of the Merger Agreement, the making of the Offer (as defined in the Merger Agreement), the acceptance for payment of shares of Common Stock (as defined in the Merger Agreement) by Purchaser pursuant to the Offer, or the consummation of the Merger. A "Termination Event" shall be deemed to have occurred if and when the Merger Agreement is terminated in accordance with its terms.

          (b) Nothing in this Agreement shall be construed to give any holder of Rights or any other person any legal or equitable rights, remedies or claims under this Agreement by virtue of any of the transactions contemplated by the Merger Agreement.

     4.  Further Changes. Prior to the Cut-Off Date and after the Effective Time
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(as both terms are defined in the Merger Agreement), this Amendment may only be amended by a written agreement signed by the parties hereto and approved by a majority of the Board. Subsequent to the recomposition of the Board on the Cut-Off Date (as defined in the Merger Agreement), this Amendment may only be amended by a written agreement signed by the parties hereto and approved by a majority of the Independent Directors (as defined in the Merger Agreement).

     5.  Governing Law.  This Amendment shall be deemed to be a contract made
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under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and performed entirely within such State.

     6.  Entire Agreement.  This Amendment contains the parties' entire
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understanding and agreement with respect to the subject matter hereof; and any and all conflicting or inconsistent discussions, agreements, promises, representations and statements, if any, between the parties or their representatives that are not incorporated in this Amendment shall be null and vote and are merged into this Amendment.

     7.  Counterparts.  This Amendment may be executed in any number of
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counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     8.  Severability.  If any term, provision, covenant or restriction of this
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Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable,

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then the remainder of the terms, provisions, covenants or restrictions of this
Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     9.  Descriptive Headings. Descriptive headings of the several sections of
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this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

     10.  Interpretation. Prior to the Cut-Off Date and after the Effective Time
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(as both terms are defined in the Merger Agreement), any interpretation of the provisions of this Amendment shall be made by a majority of the Board, whose interpretation shall be conclusive, final and binding upon the parties hereto and the Purchaser and Parent. Subsequent to the recomposition of the Board on the Cut-Off Date (as defined in the Merger Agreement), any interpretation of the provisions of this Amendment shall be made by a majority of the Independent Directors (as defined in the Merger Agreement), whose interpretation shall be conclusive, final and binding upon the parties hereto and the Purchaser and Parent.

     11.  Effectiveness.  This Amendment shall be deemed effective as of June
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26, 2000 as if executed by both parties on such date. Except as expressly amended by this Amendment, the Rights Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.


                              QUEST EDUCATION CORPORATION

                              By:  /s/ Gary D. Kerber
                                   ---------------------------------------------
                              Name:  Gary D. Kerber
                              Title:  President and Chief Executive Officer


                              FIRST UNION NATIONAL BANK, as Rights Agent

                              By:  /s/ Topaze Miller
                                   ---------------------------------------------
                              Name:  Topaze Miller
                              Title:  Corporate Trust Officer

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